Exhibit 23.2

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of The Cassidy Companies, Inc. dated March 22, 1998 (except Notes 18 and 19, as to which the date is July 15,
1998) and our report on the financial statements of Pickholz Tweedy Cowan, LLC dated June 19, 1998 in the Registration Statement (Form S-1 No. 33-_____) and the related Prospectus of The Cassidy Companies, Inc. for the registration of
 _______ shares of its common stock.



                                                          /s/ Ernst & Young LLP

Washington, D.C.
July 20, 1998